EXHIBIT 99.1

For Immediate Release

Phyhealth Contact:
Robert Trinka
Tel: (305) 779-1760
E-mail: rtrinka@phyhealth.com

Phyhealth Corporation Launches Phyhealth Sleep Care Corporation Subsidiary

Announces Appointment of David Neel as President of Sleep Care

MIAMI— January 27, 2011 —Phyhealth Corporation (OTCQB: PYHH), today announced that it has launched a new subsidiary, Phyhealth Sleep Care Corporation (Phyhealth Sleep Care). Phyhealth Sleep Care plans to own and operate sleep care centers in key markets across the country.  The Sleep Care Centers are designed and equipped to diagnose and treat a wide variety of sleep disorders, including obstructive sleep apnea.

Phyhealth Sleep Care Corporation will operate as a wholly-owned subsidiary of Phyhealth Corporation. These centers will be under the direction of Mr. David Neel, a veteran of the health care industry. Phyhealth Sleep Care will open its first two centers in Colorado; a two-bed center in Longmont and a four-bed center in Denver. Phyhealth Sleep Care is completing the build out and contracting for the two locations, and both will be fully operational and accepting patients by February 8th.

David Neel, President/CEO of Phyhealth Sleep Care, stated, “I am very pleased to work with Phyhealth in developing this exciting new business segment. We have researched markets across the country and were attracted to the Denver, Colorado area due to its healthy economy, large corporate employer base, favorable competitive environment and access to managed care organizations with above average reimbursement rates. The Sleep Care Centers will provide a unique home-like environment in contrast to the hospital rooms often used during sleep studies.  Our centers are located conveniently within the market area. Phyhealth Sleep Care’s mission is simply to provide the highest quality diagnostic sleep testing for patients resulting in positive therapeutic outcomes.”

Quoting from The Sleep Disorder Market Analysis 2009-2024 report published in June 2009 by Visiongain Research, “Sleep disorders are under-diagnosed and under-treated. The principal disorders are insomnia, narcolepsy, sleep apnea and restless leg syndrome, but there are other potentially profitable market segments.” The Market Analysis suggests that, “Overall, sleep disorders are highly prevalent.  Approximately 30% of the population worldwide suffers from sleep disorders.” The report concludes that, “Sleep disorders present a significant market opportunity for existing and still-to–be-launched treatments. Under-treatment is widespread, with many sufferers not seeking medical guidance; that situation should gradually improve, increasing commercial opportunities. The full commercial potential of sleep disorder treatments has thus still to be achieved.”

David Neel brings 25 years of experience in the healthcare field to his role as Phyhealth Sleep Care’s President/CEO.  His background includes the development and implementation of highly successful sales initiatives of home care and sleep care organizations as well as contract negotiations with managed care entities and the execution of acquisition strategies.  His tenure in the industry includes the founding of several companies.  One of those companies was Homecare Supply/Millennium Care in 1997 where David was Partner/Regional Vice President.  David was responsible for the enrollment of partners and capital support, acquisitions, integration of acquisitions to the platform, as well as overseeing sales and marketing.  Homecare Supply specialized in respiratory and infusion therapy services and products. This company grew from a start-up to $90 million in revenue within its first year of operation through organic growth and the acquisition of 34 companies. David was also a co-founder of Seredor, a division of Continucare Corp., in 2009.  This company is a sleep diagnostic care provider currently with revenues of $10 million.  As president, David was in charge of planning, implementing and executing the sleep center organization in national growth and organizational strategies.

David holds a Bachelor of Science degree in marketing with a minor in chemistry from Virginia Commonwealth University in Richmond, Virginia and an A.S. degree in Chemistry from Richard Bland College in Prince George, Virginia.

Robert Trinka, Chairman and CEO of Phyhealth Corporation commented, “We are delighted to have David Neel on board to lead this important effort. His extensive background and impressive track record in developing facilities and driving revenue in the home care and sleep care arenas make David an outstanding addition to our organization. We look forward to benefitting from his leadership as president of our new sleep care subsidiary.”

Mr. Trinka concluded, “Phyhealth’s business model is centered on the development of community health plans with health care resources tailored to the needs of the local community.  Sleep, diet and exercise are the three critical components of a healthy lifestyle. Of these, healthy sleep has received the least attention and allocation of healthcare resources. The success of our community health plan business model depends heavily on keeping patients well and maintaining the health of patients with chronic disorders.  This new business segment fits directly into our model. In addition, our commitment of capital and resources to start this business will result directly in revenues to Phyhealth helping to lead the Company out of the development stage and into revenue producing operations, thus adding significant value for our shareholders.”

About Phyhealth Corporation

Phyhealth develops community health plan resources in partnership with physicians. Phyhealth is committed to preserving the physician-patient relationship and to delivering high-quality affordable healthcare within its selected communities. Phyhealth Plans are unique in integrating all aspects of the delivery and financing of care, including providing medical liability insurance protection through Physhield Insurance Exchange, Phyhealth's exclusive risk retention group. Phyhealth also seizes opportunities to develop healthcare delivery resources to serve communities, including Phyhealth Sleep Care Centers. The Phyhealth model empowers physicians and communities to proactively manage patient’s health through prevention and maintenance of chronic disorders.  Phyhealth’s businesses are designed to enhance physician financial rewards by increasing practice revenues, reducing expenses and restoring the economic value (equity) of their medical practices. Additional information is available at: http://www.phyhealth.com.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Physicians Healthcare Management Group, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.